UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 31, 2008

ALEXION PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27756	13-3648318
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

352 Knotter Drive, Cheshire, Connecticut 06410

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 272-2596

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 31, 2008, Alexion Pharmaceuticals, Inc., or Alexion, and PDL BioPharma, Inc., or PDL, entered into a Patent License Agreement and Settlement Agreement for the purpose of resolving all claims previously filed by PDL and all counterclaims previously filed by Alexion in the U.S. District Court for the District of Delaware relating to certain PDL patents, or the PDL Patents.

The PDL Patents cover technology relating to the humanization of antibodies. Pursuant to the License Agreement, Alexion acquired a fully paid, nonexclusive, irrevocable, perpetual worldwide license to some claims of the PDL Patents and a covenant not to sue from PDL for other claims of the PDL Patents, in each case for the commercialization of Soliris for all indications. Alexion will make a one-time $25 million payment to PDL, $12.5 million of which is due on or prior to January 9, 2009 and $12.5 million of which is due in June 2009. No royalties or other amounts are owed to PDL with respect to sales of Soliris for any indication. Upon receipt of the $25 million license payment, the previously announced claims filed by PDL and counterclaims filed by Alexion in the U.S. District Court for the District of Delaware will be dismissed. Alexion expects to pay the $25 million from available cash on hand.

Under the terms of the License Agreement PDL separately granted Alexion the right to take a worldwide, royalty-bearing license under the PDL Patents to commercialize additional Alexion humanized antibodies that may be covered by the PDL Patents in the future.

Under the terms of the Settlement Agreement, Alexion and PDL agreed to resolve and settle all claims filed by PDL and all counterclaims filed by Alexion in the U.S. District Court for the District of Delaware. Under the Settlement Agreement Alexion also agreed that it will not contest, or assist others to contest, the validity or enforceability of the PDL Patents.

As a result of the settlement, Alexion will record an intangible asset which will be amortized over the remaining life of the PDL Patents. Also as a result of the settlement, Alexion will record a reduction in Cost of Goods Sold of approximately $1.8 million during the fourth quarter of 2008 in respect of sales of Soliris prior to the fourth quarter. Excluding the reduction in Cost of Goods Sold of $1.8 million for previous quarters, Alexion expects Soliris Cost of Goods Sold during the fourth quarter of 2008 to be approximately 11% to 12% of sales. Alexion will provide 2009 guidance for Cost of Goods Sold and other areas of financial performance in February when it reports financial results for the quarter and year ended December 31, 2008.

A copy of the press release issued on January 5, 2009 relating to the resolution of the patent dispute is furnished as Exhibit 99.1 to this form 8-K.

Item 9.01	Exhibits.

(d)

99.1	Press Release issued by Alexion Pharmaceuticals, Inc. and PDL BioPharma, Inc. on January 5, 2009 relating to the resolution of the patent dispute.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALEXION PHARMACEUTICALS, INC.

Date: January 5, 2009	By:	/s/ Thomas I.H. Dubin
	Name:	Thomas I. H. Dubin
	Title:	Senior Vice President and General Counsel